EXHIBIT 35.1

OFFICER’S CERTIFICATE

I, Karen Montbach, a Managing Director of Citibank, N.A. (the “Company”), hereby certify, with respect to the Standard Indenture Terms, dated as of September 8, 2006, which are incorporated by reference into the Indenture entered into by each ING USA Global Funding Trust and the Company, as paying agent, calculation agent, indenture trustee and registrar (the “Agreement”), the following:

     1. A review of the Company’s activities as paying agent, calculation agent, indenture trustee and registrar as of and for the period ending December 31, 2007 and its performance under the Agreement has been made under my supervision.

     2. To the best of my knowledge, based on such review the Company has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

This statement is given by the undersigned as an authorized officer of the Company and not in the undersigned’s individual capacity.

Date: February 29, 2008

Citibank, N.A. By: /s/ Karen Montbach Name: Karen Montbach Title: Managing Director